UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2019

JAGUAR HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36714	46-2956775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street, Suite 2375 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 371-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	JAGX	The NASDAQ Capital Market

Item 1.01    Entry into a Material Definitive Agreement

As previously disclosed, on August 28, 2018, Jaguar Health, Inc. (the “Company”) entered into an Office Lease Agreement (the “Lease”) with CA-Mission Street Limited Partnership, a Delaware limited partnership (“Landlord”), to extend the Company’s lease for approximately 6,311 square feet of office space located at 201 Mission Street, Suite 2375, San Francisco, California (the “Premises”). Concurrently with the execution of this Lease, the Company was required to deliver to the Landlord a standby, unconditional, irrevocable, transferable letter of credit, naming Landlord as beneficiary, as collateral for the full performance by the Company of all of its obligations under the Lease and for all losses and damages Landlord may suffer as a result of the Company’s failure to comply with one or more provisions of the Lease.

To satisfy the letter of credit requirement in the Lease, Pacific Capital Management, LLC (the “LC Facilitator”), one of the Company’s existing shareholders, caused its financial institution to issue a letter of credit in the amount of $475,000 (the “Landlord Letter of Credit”) on behalf of the Company in favor of Landlord pursuant to the terms of the Landlord Letter of Credit & Warrant Issuance Agreement, dated August 28, 2018, by and between the Company and the LC Facilitator (“Landlord LOC Agreement”). Under the terms of the Landlord LOC Agreement, the Company is required to cause the Landlord Letter of Credit to be released and replaced by a new letter of credit not provided or guaranteed by the LC Facilitator on or before the earlier to occur of (x) the one-year anniversary date of the consummation of transactions contemplated under the Landlord LOC Agreement (the “Closing”) and (y) within ten business days of the Company receiving in the aggregate since the date of the Closing no less than $6 million of unrestricted cash from a business development transaction or transactions, subject to certain exclusions (the “LOC Replacement Requirement”).

On September 16, 2019, the Company and LC Facilitator entered into the First Amendment to the Landlord Letter of Credit & Warrant Issuance Agreement (the “First Amendment”), deemed effective as of August 28, 2019, pursuant to which the LC Facilitator agreed to waive enforcement of the LOC Replacement Requirement and extend the date by which the Landlord Letter of Credit is required to be released and replaced by a new letter of credit not provided or guaranteed by LC Facilitator until the earlier of (i) the Landlord Letter of Credit being released and replaced by a new letter of credit not provided or guaranteed by LC Facilitator and (ii) November 28, 2019.   As consideration for the LC Facilitator’s waiver of the LOC Replacement Requirement and agreement to allow the Landlord Letter of Credit to remain in effect beyond August 28, 2019, the Company has agreed to pay the LC Facilitator for each period that the Landlord Letter of Credit remains in place as detailed in the table below, with payment due upon the earlier of the Company’s fulfillment of the LOC Replacement Requirement and November 28, 2019:

Period	Period Amount
August 29, 2019 to September 28, 2019	$15,000.00
September 29, 2019 to October 28, 2019	$15,000.00
October 29, 2019 to November 28, 2019	$15,000.00

The foregoing summary of the terms of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the First Amendment, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01           Financial Statements and Exhibits

(d)   Exhibits

Exhibit No.	Description
10.1	First Amendment to Landlord Letter of Credit & Warrant Issuance Agreement, dated September 16, 2019, by and between Jaguar Health, Inc. and Pacific Capital Management, LLC.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAGUAR HEALTH, INC.

Date: September 20, 2019	By:	/s/ Lisa A. Conte
	Name:	Lisa A. Conte
	Title:	Chief Executive Officer & President

3